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                                                                     Exhibit 8.1

                           GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                       TELEPHONE: (617) 570-1000
                                                       TELECOPIER (617) 523-1231




                                February 26, 1999


Burnham Pacific Properties, Inc.
610 West Ash Street
Suite 1600
San Diego, California 92101

        Re:    CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

        This opinion is furnished to you in our capacity as counsel to Burnham Pacific Properties, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-3 (File No. 333-69957) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended through the date hereof (the "Registration Statement"), relating to up to 4,800,000 Shares of the Company's Series 1997-A Convertible Preferred Stock, 7,804,878 Shares of the Company's Common Stock issuable upon conversion thereof and 574,482 other Shares of Common Stock. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and the accuracy of certain statements in the Registration Statement.

        In rendering the following opinions, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein, including an examination of the Articles of Incorporation of the Company and of all documents constituting amendments thereto (as so amended, the "Charter"); the Bylaws of the Company as amended to date (the "Bylaws"); the Articles of Incorporation and amendments thereto of the Company's predecessor corporation (the "Predecessor"), a California corporation that merged with and into the Company as of May 6, 1997 (which merger is referred to herein as the "Reincorporation"); the Agreement and Plan of Merger dated as of May 6, 1997 between the Predecessor and the Company regarding the


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Burnham Pacific Properties, Inc.
February 26, 1999
Page 2


Reincorporation; the Agreement of Limited Partnership of Burnham Pacific Operating Partnership, L.P. (the "Operating Partnership") as amended to date; the Registration Statement; and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein. We also have relied upon representations of the Company as to matters of fact regarding the manner in which the Company has been and will continue to be owned and operated. We have neither independently investigated nor verified such representations, and we assume that such representations are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents. In addition, we have relied on certain additional facts and assumptions described below.

        In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person other than the Company, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all persons. In addition, we have assumed that (i) the Reincorporation was consummated in accordance with the Merger Agreement, (ii) each of the Predecessor and the Company complied and will comply with all reporting obligations with respect to the Reincorporation required under the Code and the Treasury Regulations thereunder, and (iii) the Merger Agreement was valid and binding in accordance with its terms. We also have assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

        The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future. As used below, the "Company" includes the Predecessor for


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Burnham Pacific Properties, Inc.
February 26, 1999
Page 3


all taxable periods of the Predecessor beginning with its taxable year ended December 31, 1987 through and including the Reincorporation.

        Based upon and subject to the foregoing, we are of the opinion that:

        1. Commencing with the Company's taxable year ending December 31, 1987, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and the Company's manner of operation has met and will continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

               The Company's qualification and taxation as a REIT in any tax year depends upon the Company's ability to meet in its actual results for the tax year the various source of income, ownership of assets, distribution and diversity of ownership requirements of the Code for qualification as a REIT, which results will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company for any particular tax year will in fact satisfy the requirements for qualification as a REIT.

        2. The statements in the Registration Statement set forth under the captions "DESCRIPTION OF UNITS AND REDEMPTION OF UNITS OF OPERATING PARTNERSHIP--Tax Consequences of Redemption" and "FEDERAL INCOME TAX CONSIDERATIONS," to the extent such information constitutes matters of law, summaries of legal matters or legal conclusions, have been reviewed by us and are accurate in all material respects.

        We express no opinion with respect to the matters described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinions are not binding on the Internal Revenue Service and that the Internal Revenue Service may disagree with the opinions contained herein. Although we believe that our opinions will be sustained if challenged, there can be no assurance that this will be the case.



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Burnham Pacific Properties, Inc.
February 26, 1999
Page 4

        We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                                               Very truly yours,

                                               /s/ Goodwin, Procter & Hoar, LLP

                                               GOODWIN, PROCTER & HOAR  LLP